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EXHIBIT 99.1

                                                   Contact:
                                                   Stephen R. Brown
                                                   Sr. EVP, COO & CFO
                                                   (914)771-3212 (Earnings)

                                                   Carmela Gibson
                                                   VP, Shareholder Relations
                                                   (914) 771-3214 (Dividend)

Hudson Valley Holding Corp. Announces 11% Increase in Cash Dividend and Reports First Quarter Earnings.

YONKERS, N.Y., April 30, 2003 -- William E. Griffin, Chairman of the Board, Hudson Valley Holding Corp., announces earnings for the first three months of 2003. Earnings for the three month period were $7.6 million, compared to $6.0 million for the same period in 2002. Diluted earnings per share were $1.27 compared to $1.01 for the same period last year. Mr. Griffin noted that the first quarter earnings included a $2.3 million after-tax gain on sale of securities. Therefore, earnings for the quarter should not be viewed as representative of future earnings.

In addition, James J. Landy, President and Chief Executive Officer, announces that as of March 31, 2003, assets totaled $1.5 billion, deposits totaled $1.1 billion, and net loans totaled $643.8 million.

Further, Griffin noting the continued excellent performance of the Company, announced that the Company has declared a cash dividend of $0.41 per share payable to all shareholders of record as of the close of business May 12, 2003. The dividend will be mailed to shareholders on or about May 23, 2003. This quarterly dividend represents an increase of 11% from the previous quarterly dividend of $0.37 per share.

Hudson Valley Holding Corp., headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank, Westchester's largest independently owned bank with 17 branch locations in the Bronx, Manhattan and Westchester. The Bank specializes in providing a full range of financial services to small businesses, professional services firms, not-for-profit organizations and individuals in Westchester County, the Bronx and Manhattan. The Company's stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board. Additional information on the Bank can be obtained on our web-site at www.hudsonvalleybank.com.